Exhibit 5.1

David G. Peinsipp
+1 415 693 2177
dpeinsipp@cooley.com

July 8, 2021

WM Technology, Inc.
41 Discovery
Irvine, CA 92618

Ladies and Gentlemen:

We have acted as counsel to WM Technology, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration of (a) the issuance of shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), of the Company upon the exercise of warrants issued by the Company, and (b) the resale of Class A Common Stock and warrants issued by the Company held by certain stockholders and holders of outstanding warrants of the Company, as follows:

(i)          the issuance of 7,000,000 shares (the “Private Warrant Shares”) of Class A Common Stock issuable upon the exercise of certain outstanding warrants (the “Private Warrants”) by the holders thereof;

(ii)          the issuance of 12,499,993 shares (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) of Class A Common Stock issuable upon the exercise of certain outstanding warrants (the “Public Warrants” and together with the Private Warrants, the “Warrants”) by the holders thereof;

(iii)          the issuance of 65,502,347 shares (the “Paired Interest Shares”) of Class A Common Stock upon the exchange of Class A units representing limited liability company interests of WM Holding Company, LLC (“WMH LLC” and such units, the “Class A Units”)) combined with an equivalent number of shares of Class V Common Stock (together with the Class A Common Stock, the “Common Stock”), par value $0.0001 per share (together with the Class A Units, the “Paired Interests”) by the holders thereof;

(iv)          the issuance of 25,896,042 shares (the “Class P Unit Shares”) of Class A Common Stock issuable upon the exchange of Class P units representing limited liability company interests of WMH LLC (the “Class P Units”) by the holders thereof;

(v)          the resale of 7,000,000 Private Warrants (the “Resale Warrants”); and

(vi)          the resale of 105,230,932 shares of Class A Common Stock (including up to (a) 38,750,000 issued and outstanding shares of Class A Common Stock, (b) 59,480,932 Paired Interest Shares and Class P Unit Shares) and (c) 7,000,000 Private Warrant Shares (the “Selling Stockholder Shares”).

The Warrants were issued pursuant to a Warrant Agreement, dated August 7, 2019, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Warrant Agreement and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signature, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Warrants, the Paired Interests, the Class P Units, the Warrant Shares, the Paired Interest Shares and the Class P Unit Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, the Paired Interest Shares and the Class P Unit Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, the Paired Interests, the Class P Units, may cause the Warrants to be exercisable or the Paired Interests, the Class P Units to be exchangeable for more shares of Class A Common Stock than the number of shares of Class A Common Stock that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of Class A Common Stock. With respect to the Paired Interest Shares and the Class P Unit Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Paired Interest Shares and the Class P Unit Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Paired Interests and the Class P Units, may cause the Paired Interests and the Class P Units to be exchangeable for more shares of Class A Common Stock than, the number of shares of Class A Common Stock that then remain authorized but unissued.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)          Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)          Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

Cooley LLP   101 California Street, 5th Floor   San Francisco, CA   95111-5800
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(iii)          We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validated conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)          We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.
The Paired Interests Shares and the Class P Unit Shares, when issued upon exchange of the Paired Interests or Class P Units, as applicable, in accordance with the terms of the Company’s Certificate of Incorporation and the Amended and Restated Limited Liability Company Agreement of WMH, LLC, will be validly issued, fully paid and nonassessable.

3.	The Resale Warrants constitute valid and binding obligations of the Company.

4.
The Selling Stockholder Shares, other than any Warrant Shares, Paired Interest Shares and the Class P Unit Shares included in the Selling Stockholder Shares, are validly issued, fully paid and nonassessable.

5.	Any Warrant Shares included in the Selling Stockholder Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

6.
Any Paired Interest Shares or Class P Unit Shares, when issued upon exchange of the Paired Interests or the Class P Units, as applicable, in accordance with the terms of the Company’s Certificate of Incorporation and the Fourth Amended and Restated Limited Liability Company Agreement of WMH, LLC, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

[signature page follows]

Cooley LLP   101 California Street, 5th Floor   San Francisco, CA   95111-5800
t: (415) 693-2000  f: (415) 693-2222  cooley.com

Very truly yours,

Cooley LLP

By:
David G. Peinsipp

Cooley LLP   101 California Street, 5th Floor   San Francisco, CA   95111-5800
t: (415) 693-2000  f: (415) 693-2222  cooley.com